Contacts:	Investors
Anna Marie Dunlap SVP Investor Relations/Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media Robert Jaffe PondelWilkinson, Inc. 310-279-5980

CORINTHIAN COLLEGES NAMES MARKETING VETERAN PETER WALLER PRESIDENT AND CHIEF OPERATING OFFICER

Santa Ana, Calif. – February 1, 2006 – Corinthian Colleges, Inc. (NASDAQ:COCO) has named marketing and operations veteran Peter Waller to the post of president and chief operating officer, reporting to Chief Executive Officer Jack Massimino. Waller will oversee Corinthian’s operations across five divisions in the United States and Canada.

“Peter’s impressive 30-year career includes a multifaceted background with expertise in marketing, operations, finance and real estate for marquee consumer companies such as Procter and Gamble, Gillette/Braun, and PepsiCo,” said Massimino. “We expect to benefit from his deep experience, analytical approach and well-honed operational instincts. His proven ability to cultivate brand awareness and manage large, multi-site operations will be instrumental in taking our company to the next level of its growth.”

“During my career, I have had the great fortune to work for some of the world’s most successful corporations, and I am proud to add Corinthian to that list,” Waller said. “Corinthian has substantial growth opportunities ahead, and I am enthusiastic about joining the company at this important point in its evolution. I am also passionate about the vital role that education – and, in particular, career colleges – play in preparing students for the workforce. Corinthian’s schools change lives for the better, and I look forward to applying my skills and experience in support of that mission.”

Most recently, Waller, age 51, served as an executive partner at ThreeSixty Sourcing Inc., a global consumer product sourcing firm. He first joined the company as chief executive officer in 2001 and led the buyout of a product sourcing firm, taking it through all stages of its restructuring – from the development of a new business plan and financing to building a blue-chip customer pipeline and the company’s eventual recapitalization.

Prior to that, Waller served as president of Irvine, California-based Taco Bell, where he had profit-and-loss responsibility for 7,000 owned and franchised stores with approximately $5 billion in sales. While president, Waller improved operating profit by 80 percent over a three-year period. He first joined Taco Bell in 1996 as chief marketing officer, directing the company’s 80-person marketing team, with a $200 million budget. Waller was the architect of what became the company’s highly successful “Taste Revolution” marketing program, involving sweeping changes in menu strategy, pricing, advertising, promotions, field marketing and research.

Prior to Taco Bell, Waller spent six years at Kentucky Fried Chicken (KFC) of the Pepsi Food Group unit. During that time, he quickly ascended from managing director for Western Europe, to marketing director for the South Pacific based in Sydney, Australia, and finally, to chief marketing officer for KFC in the U.S. There, he developed strategies for restaurant openings in new markets, gaining valuable insight into operations, new distribution and delivery systems and competitive positioning.

Waller began his marketing career in 1975 at Procter and Gamble, United Kingdom, serving as a brand manager in the personal care products category. He was recruited to Gillette in 1981, where he launched the company’s electric shaver system in the U.S., having successfully re-engineered the company’s strategies for sourcing, manufacturing and pricing.

Waller earned Bachelor and Master of Arts degrees in modern history from St. Catherine’s College of Oxford University.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 97 colleges in 25 states in the U.S. and 33 colleges in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or advance in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, business, criminal justice, transportation maintenance, trades and technology.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including the risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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